EXHIBIT 99.1

 Ocean Bio-Chem, Inc. Reports Second Quarter and

Six Month 2019 Results

FORT LAUDERDALE, FL, August 14, 2019 – Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the second quarter and first six months of 2019.

For the second quarter of 2019, net sales were approximately $10.9 million, compared to net sales of approximately $11.4 million in the second quarter of 2018. The Company believes the adverse severe weather conditions during the second quarter, in some regions of the United States effected sales results. Second quarter 2019 net income was approximately $1.0 million compared to net income of approximately $1.1 million for the second quarter of 2018. Second quarter net income per share was approximately $0.11 per share as compared to net income per share of $0.12 in the second quarter of 2018.

Net sales for the six months ended June 30, 2019 were approximately $20.0 million, an increase of approximately 1% compared to net sales of approximately $19.8 million for the first six months of 2018. This was a six months record sales for the Company. Net income for the first six months of 2019 was also a Company record of approximately $1.7 million, a 5% increase compared to net income of approximately $1.6 million for the first six months of 2018. Net income per common share was $0.18 for the first six months of both 2019 and 2018.

(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

NET SALES	$10,945	$11,399	$20,026	$19,783
PRE-TAX INCOME	$1,294	$1,438	$2,219	$2,117
NET INCOME	$1,010	$1,121	$1,725	$1,645
EPS - BASIC & DILUTED	$0.11	$0.12	$0.18	$0.18
DIVIDENDS PER SHARE	-	-	$0.05	$0.06

Ocean Bio-Chem Chairman, President and Chief Executive Officer Peter Dornau stated, "The decline in second quarter net sales principally reflects reduced sales to our marine customers. Some major marine customers advised us that their reduced orders were due to both the extended unseasonably cold weather in the northern United States and severe flooding occurring throughout the Midwestern United States, which adversely affected consumer demand for our products. The adverse weather conditions in these markets stopped boaters from using their watercrafts. Despite the inclement weather, the Company achieved record net income and record net sales for the six-month period.”

Mr. Dornau continued:” Our gross margins benefitted from a favorable sales mix in the second quarter of 2019, compared to our first quarter 2019, reflecting increased sales of more profitable products. As a result, our gross margin percentage increased 3.6% to 41.3% of net sales in the second quarter of 2019.”

Mr. Dornau continued: “Our trend of higher advertising and promotion expenditures, largely resulting from increased internet advertising, during the second quarter of 2019. We anticipate that our increased advertising and promotional spending will have a positive impact on future sales. We also have enhanced manufacturing efficiencies at our Montgomery, Alabama facility, with an additional new high-speed filling lines which allowed us reduce man power accordingly in the early part of the third quarter of 2019.”

Mr. Dornau concluded: “Considering the negative impact of adverse weather conditions, we think that the Company performed well during the last 6-month period. Our business remains healthy and we are cautiously optimistic that we can achieve solid performance during the balance of this year and in 2020.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacture, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports equipment, outdoor power equipment and motorcycles under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company's web sites are: www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.Performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, our anticipation that our increased advertising and promotional expenditures will have a positive impact on future net sales, the anticipated enhancement of manufacturing efficiencies resulting from our manpower reduction and completion of a additional bottle filling line at our Montgomery Alabama facility, and our optimism relating to achievement of solid performance during the balance of this year and in 2020 constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend" and "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. Actual results could differ materially from those expressed or implied in the forward-looking statements due to, among other things, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; weather conditions; changes in interest rates and foreign exchange rates, and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280